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                                                                      Exhibit 5


July 25, 1997



To: The Board of Directors of BANC ONE CORPORATION

I have acted as counsel to BANC ONE CORPORATION, an Ohio corporation ("BANC ONE"), in connection with the preparation and filing of a Registration Statement on Form S-8 under the Securities Act of 1933, as amended (the "Act"), relating to the registration of (i) $4,000,000 in aggregate amount of deferred compensation obligations of BANC ONE (the "Obligations") under the First USA Deferred Compensation Plan (the "Plan") and (ii) an indeterminate number of shares of common stock, no par value ($5 stated value), of BANC ONE (the "Shares") which may be issued pursuant to the Plan. The Obligations are unsecured obligations of BANC ONE to pay deferred compensation in the future in accordance with the terms of the Plan and the First USA Deferred Compensation Plan Trust Agreement, dated as of June 27, 1996, between BANC ONE (as successor by merger to First USA, Inc.) and Wachovia Bank of North Carolina, N.A., as Trustee (the "Trust Agreement").

In rendering the opinions set forth below, I have examined or caused to be examined originals, or copies certified or otherwise identified to my satisfaction, of such documents, corporate records and other instruments and have made such other and further investigations as I have deemed necessary or appropriate for the purposes of this opinion.

I have assumed in rendering the opinions set forth below that the Plan and the Trust Agreement were duly authorized and validly executed and delivered by First USA, Inc. and that BANC ONE, as successor by merger to First USA, Inc., has succeeded to all of First USA, Inc.'s rights and obligations under the Plan and the Trust Agreement. Additionally, I have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to me as originals, the conformity to authentic original documents of all documents submitted to me as copies and the authenticity of the originals of such latter documents.

Based upon and subject to the foregoing and after examination of such matters of law as I have deemed applicable or relevant to this opinion, I am of the opinion that:

     1. The Obligations, when issued and paid for in accordance with the terms of the Plan, will constitute legal, valid and binding obligations of BANC ONE entitled to the benefits of the Plan and the Trust Agreement (subject, as to enforceability, to applicable bankruptcy, reorganization, insolvency, fraudulent conveyance, moratorium or other laws affecting creditors' rights generally from time to time in effect and subject to general principles of equity (whether in a proceeding at law or in equity)).

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     2. The Shares have been duly authorized and, when issued and paid for in accordance with the terms of the Plan, will be duly issued, fully paid and non-assessable.

Except as otherwise expressly set forth herein, this opinion is limited to matters of fact existing on the date hereof, and I disclaim any responsibility to inform you of any changes in any such matters. This opinion also is limited in all respects to the federal laws of the United States of America and to the laws of the State of Ohio as in effect on the date hereof, and I disclaim any responsibility to inform you of any changes in any such laws.

I hereby consent to the filing of this opinion as an Exhibit to the Registration Statement on Form S-8. In giving this consent, I do not hereby admit that I come within the category of persons whose consent is required under Section 7 of the Act or the General Rules and Regulations thereunder.

Very truly yours,


/s/ STEVEN ALAN BENNETT
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Steven Alan Bennett
Senior Vice President and
General Counsel